Exhibit 99.1

MANDALAY DIGITAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	Unaudited April 30, 2013	Unaudited December 31, 2012
ASSETS

Current assets
Cash and cash equivalents	$2,296	$1,641
Accounts receivable, net of allowance for doubtful accounts	5,109	2,079
Deposits	568	607
Prepaid expenses and other current assets	567	258

Total current assets	8,540	4,585
Property and equipment, net	776	201
Intangible assets, net	11,568	4,976
Goodwill	5,023	4,537

TOTAL ASSETS	$25,907	$14,299

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$5,995	$3,795
Accrued license fees	669	1,000
Accrued compensation	1,241	507
Current portion of long term debt, net of discounts	3,775	2,826
MIA Sellers short term debt	2,404	—
Other current liabilities	2,235	651

Total currrent liabilities	16,319	8,779
Long term debt and convertible debt, net of discounts	1,392	1,750
Long term contingent liability, less discount	819	802

Total liabilities	$18,530	$11,331

Stockholders’ equity
Preferred stock
Series A convertible preferred stock at $0.0001 par value; 20,000 shares authorized, issued and outstanding (liquidation preference of $5,000,000)	100	100
Common stock, $0.0001 par value: 40,000,000 shares authorized; 18,241,208 issued and 17,486,608 outstanding at December 31, 2012; 16,701,389 issued and 15,946,789 outstanding at March 31, 2012;	7	7
Additional paid-in capital	149,041	141,265
Treasury Stock (754,600 shares at December 31, 2012 and March 31, 2012)	(71)	(71)
Accumulated other comprehensive loss	(226)	(148)
Accumulated deficit	(141,474)	(138,185)

Total stockholders’ equity	7,377	2,968

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,907	$14,299